Exhibit 99.1

CHINATEL GROUP, INC. SIGNS STRATEGIC FRAMEWORK AGREEMENT WITH RUNCOM TECHNOLOGIES, LTD.

IRVINE, CALIFORNIA – November 5, 2008 ChinaTel Group, Inc. (“ChinaTel” - CHTL:OTCBB) and Runcom Technologies, Ltd. (“Runcom”)  jointly announced today that they have  recently entered into a Strategic Framework Agreement.

The Strategic Framework Agreement outlines the proposed strategic relationship between ChinaTel and Runcom as follows:

(i)	Runcom shall be the lead WiMAX equipment vendor for ChinaTel’s worldwide deployment of WiMAX technology throughout the world, including its present operations in the People’s Republic of China; and
(ii)	Runcom shall invest USD $100,000,000 in ChinaTel in exchange for a 28.6% interest in ChinaTel (approximately $2.25 per share of Class A Common Stock), calculated on a fully diluted basis.

Runcom and ChinaTel intend to complete certain initial deployment demonstrations of Runcom’s proprietary technology by December 1, 2008. Upon completion of this demonstration, ChinaTel intends to place an order for Runcom equipment to implement in its deployment program.

Runcom will provide up to 50% of its investment into ChinaTel in the form of convertible debentures, the exact terms and form of which are presently the subject of discussion between the two parties. Half of Runcom’s investment ($50,000,000) will occur on or before November 25, 2008 and the balance within 90 days of the signing of a definitive Stock Purchase Agreement.  The balance of the investment is in exchange for shares of Class A Common Stock.  The parties are presently negotiating a definitive stock purchase agreement. In the event Runcom is unable to provide some or all of this financing, ChinaTel’s sole remedy is to terminate the exclusivity provided to Runcom under the Strategic Framework Agreement, however Runcom shall continue to be a preferred vendor of ChinaTel.

Colin Tay, President of ChinaTel stated: “We are pleased with our recent strategic framework agreement with Runcom Technologies, Ltd. Runcom is a leader in developing enhanced communications services for cellular phones and other mobile devices. The inclusion of the Runcom product line in our PRC deployment, we believe, greatly enhances our competitive position in the Chinese marketplace.”

About ChinaTel Group, Inc.

ChinaTel, through its controlled subsidiaries, provides telecommunications infrastructure engineering and construction services worldwide including the USA, South America and China.  ChinaTel’s subsidiaries have entered into a series of agreements to build and deploy a 3.5GHz wireless broadband system in up to 29 cities across the People’s Republic of China with and for CECT-Chinacomm Communications Co., Ltd., a PRC company that holds a license to build the broadband WiMAX system. For more information visit www.chinatelgroup.com.

About Runcom Technologies, Ltd.

Runcom is headquarted in Rishon Lezion, Israel, Runcom is the leading pioneer of Orthogonal Frequency Division Multiple Access (OFDMA) technology - an advanced development of OFDM. Runcom's multi-carrier OFDMA technology offers better performance over traditional wireless Single Carrier solutions such as Frequency Hopping Multiple Access (FHMA) and Code Division Multiple Access (CDMA).

The Company's technology is a key enabling multi-carrier technology for:

●	Beyond 3G cellular applications (mobile Wireless MAN)

●	Broadband Wireless Access (BWA)

●	Next generation Interactive Digital Terrestrial Television broadcasting

●	Future broadband mobile networks

For more information visit www.runcom.com.

Notice Regarding Forward Looking Statements.

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the company, the ability of the company to satisfy the conditions to completion of the business combination and those other risks and uncertainties detailed in the company's filings with the Securities and Exchange Commission.

For Further Information please contact: ChinaTel Group Investor Relations Tel: 877-260-9170 Email: investors@chinatelgroup.com	Barry Freeman Knight Capital Markets LLC 212-479-2320 www.knight.com

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